EXHIBIT 10.30

AMENDMENT TWO TO THE 1995

SHAREHOLDER VALUE PLAN OF

DUKE REALTY SERVICES LIMITED PARTNERSHIP

This Amendment Two to the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership (“Plan”) is hereby adopted this 26th day of January, 1999 by Duke Services, Inc. (“Company”) as the sole general partner of Duke Realty Services Limited Partnership, effective as of the date specified herein:

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 5.1 of the Plan, the Company has reserved the right to amend the Plan with respect to certain matters, by action of the Executive Compensation Committee of the Board of Directors of Duke Realty Investments, Inc. (“Committee”); and

WHEREAS, the Committee has approved an amendment to the Plan which clarifies the that the Valuation Date under the plan shall occur one time each year and that such date shall fall on December 31; and

WHEREAS, the Committee has approved and authorized this Amendment Two;

NOW, THEREFORE, pursuant to the authority reserved to the Company under Section 5.1 of the Plan, the Plan is hereby amended, effective as of January 1, 1997, by substituting the following for Section 1.4(u) of the Plan:

“1.4 (u)   ‘Valuation Date’ means, with respect to a bonus award,
December 31st of the second consecutive year following the year in which a bonus award Grant Date occurs.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Services, Inc., as the sole general partner of Duke Realty Services Limited Partnership, by its officer thereunder duly authorized, has executed this Amendment Two to the 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership this 26th day of January, 1999, but effective as of January 1, 1997.